Exhibit 99.1

IAC REPORTS Q4 2015

NEW YORK— February 2, 2016—IAC (NASDAQ: IAC) released fourth quarter 2015 results today and published management’s prepared remarks on the Investors section of its website at www.iac.com/Investors.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2015	Q4 2014	Growth	FY 2015	FY 2014	Growth
Revenue	$848.7	$830.8	2%	$3,230.9	$3,109.5	4%

Adjusted EBITDA	160.8	160.0	1%	485.8	544.1	-11%
Adjusted Net Income	64.7	89.7	-28%	268.0	226.5	18%
Adjusted EPS	0.75	1.00	-25%	3.04	2.55	19%

Operating (Loss) Income	(5.4)	110.4	NM	179.6	378.7	-53%
Net (Loss) Income	(31.8)	70.2	NM	119.5	414.9	-71%
GAAP Diluted EPS	(0.38)	0.78	NM	1.33	4.68	-72%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q4 2015 HIGHLIGHTS

•                  Match Group completed its IPO in Q4 2015.  Revenue for the quarter increased 12%, or 16% excluding the effects of foreign exchange, driven by a 14% increase in Dating revenue attributable to 30% growth in Average PMC, to over 4.6 million globally.  Match Group Adjusted EBITDA increased 16% versus the prior year.

•                  In the HomeAdvisor segment, domestic revenue (82% of total revenue) increased 51%, the 9th consecutive quarter of accelerated growth, driven by 55% growth in service requests and 46% growth in paying service professionals.  Adjusted EBITDA increased 57% versus the prior year.  Full year 2015 revenue was $361.2 million, up 27% versus 2014.

•                  Within Publishing, Premium Brands revenue increased 14% driven by strong growth from About.com and Investopedia.  Premium Brands ended 2015 with over 100 million monthly active users.

•                  Within Applications, Consumer revenue increased 6% driven by growth from our downloadable desktop applications, including SlimWare, as well as from Apalon, our mobile applications business.

•                  In the Video segment, total revenue increased 13% versus the prior year driven by Vimeo, DailyBurn and Electus, partially offset by $10.8 million lower revenue from IAC Films.  The Adjusted EBITDA loss improved 87% versus the prior year.

•                  Vimeo grew paid subscribers 19% to 676,000.  Vimeo on Demand ended 2015 with approximately 32,000 titles from nearly 10,000 creators and more than 1.2 million video buyers since launch.

•                  DailyBurn revenue increased 80% with subscribers ending the year over 105,000, up 56% versus the prior year.

•                  Following completion of the Match Group IPO and related debt transactions, IAC’s Board of Directors has suspended the quarterly cash dividend program.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2015	Q4 2014	Growth
	$ in millions
Revenue
Match Group	$267.6	$239.0	12%
HomeAdvisor	91.8	72.4	27%
Publishing	179.5	206.7	-13%
Applications	179.2	194.1	-8%
Video	66.0	58.2	13%
Other	64.8	60.5	7%
Intercompany Elimination	(0.1)	(0.2)	57%
	$848.7	$830.8	2%
Adjusted EBITDA
Match Group	$99.3	$85.4	16%
HomeAdvisor	5.8	3.7	57%
Publishing	22.7	41.8	-46%
Applications	41.7	47.7	-12%
Video	(1.4)	(10.9)	87%
Other	7.4	6.7	11%
Corporate	(14.7)	(14.4)	-3%
	$160.8	$160.0	1%
Operating Income (Loss)
Match Group	$67.6	$67.5	0%
HomeAdvisor	2.8	(0.2)	NM
Publishing	(70.4)	32.2	NM
Applications	37.1	45.2	-18%
Video	(2.2)	(11.7)	81%
Other	(8.4)	5.6	NM
Corporate	(31.9)	(28.2)	-13%
	$(5.4)	$110.4	NM

Match Group

Dating revenue grew 14% due primarily to 12% higher Direct revenue(1), driven by increases in both North America and International, up 11% and 14%, respectively, versus the prior year period.  Direct revenue growth was primarily driven by higher Average PMC at both North America and International, up 20% and 51%, respectively, due mainly to Tinder and the acquisition of PlentyOfFish, which closed on October 28, 2015, partially offset by 14% lower ARPPU(2) due to brand mix shifts, foreign exchange effects and deferred revenue write-offs.  Excluding foreign exchange effects, total Dating revenue would have increased 18% and International Direct revenue would have increased 28%.

Adjusted EBITDA increased 16% due primarily to the higher revenue and lower costs in the current year period related to the ongoing consolidation and streamlining of our technology systems and European operations at our Dating businesses ($2.0 million in Q4 2015 versus $3.6 million in Q4 2014).  Both revenue and Adjusted EBITDA were impacted by deferred revenue write-offs of $8.1 million in Q4 2015 primarily driven by the

Note 1:        Direct Revenue is revenue that is directly received from an end user of our products.

Note 2:        ARPPU, or Average Revenue per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

PlentyOfFish acquisition and $2.5 million in Q4 2014 in connection with The Princeton Review and FriendScout24 acquisitions.  Operating income was flat versus the prior year despite the 16% higher Adjusted EBITDA due to an increase of $14.9 million in stock-based compensation expense due primarily to charges associated with the modification of certain awards and the issuance of equity awards since the prior year.

Please refer to the Match Group Q4 2015 earnings release for further detail.

HomeAdvisor

Revenue increased 27% due primarily to 51% growth at the HomeAdvisor domestic business, partially offset by international declines due primarily to the restructuring of certain European operations in Q4 2014.  HomeAdvisor domestic revenue growth accelerated for the 9th consecutive quarter with year-over-year growth driven by 55% higher service requests and a 46% increase in paying service professionals to approximately 102,000.  Adjusted EBITDA increased 57% due to the higher revenue, partially offset by increased investment in marketing and sales force related expenses.

Publishing

Revenue decreased 13% due to 28% lower Ask & Other(3) revenue, partially offset by 14% higher Premium Brands(4) revenue.  Ask & Other revenue decreased primarily due to a decline in revenue at Ask.com and certain legacy businesses.  Premium Brands revenue increased due primarily to strong growth at About.com and Investopedia.  Adjusted EBITDA decreased 46% due to the lower revenue from Ask & Other and increased marketing and payroll related expenses at Premium Brands.  Operating loss in the current year includes an impairment charge of $88.0 million related to certain intangible assets.

Applications

Revenue decreased 8% due to a 31% decline in Partnerships(5), partially offset by 6% growth in Consumer(6).  Consumer growth was driven by higher revenue from our desktop applications, including SlimWare, and a full quarter contribution from Apalon, our mobile applications business (acquired on November 3, 2014).  Adjusted EBITDA decreased 12% due primarily to the lower revenue at Partnerships, higher marketing spend at Consumer and $3.0 million in restructuring costs across Applications.

Video

Revenue grew 13% due primarily to strong growth at Electus, Vimeo, and DailyBurn, partially offset by $10.8 million lower revenue from IAC Films as the prior year benefited from the release of Top Five and Inherent Vice.  The 87% improvement in the Adjusted EBITDA loss reflects increased profits from Electus and lower losses at IAC Films.

Note 3:        Ask & Other revenue is principally composed of Ask.com, CityGrid and ASKfm.

Note 4:        Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.

Note 5:        Partnerships revenue is composed of our business-to-business partnership operations.

Note 6:        Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile applications.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Other

Revenue and Adjusted EBITDA increased 7% and 11%, respectively, due to growth at ShoeBuy.  Operating loss in the current year includes a goodwill impairment charge of $14.1 million.

Corporate

Adjusted EBITDA loss increased slightly due primarily to a favorable legal settlement in the prior year, partially offset by lower compensation costs.  Operating loss reflects an increase of $2.7 million in stock-based compensation expense due primarily to the issuance of equity awards since the prior year.

OTHER ITEMS

Interest expense increased due to both the costs and higher interest rate associated with the exchange of $445 million of Match Group 6.75% Senior Notes for a substantially like amount of IAC 4.75% Senior Notes, as well as $800 million of borrowings by Match Group under its term loan facility.  In connection with the note exchange, $7.3 million in costs were expensed during the current year period.  The note exchange and term loan borrowings closed on November 16, 2015.

Other income, net in Q4 2014 includes a $19.4 million pre-tax gain related to the sale of Urbanspoon.

Operating loss in Q4 2015 includes the $88.0 million intangible asset impairment charge in the Publishing segment and the $14.1 million goodwill impairment charge in the Other segment which impacted net loss and GAAP EPS by $69.4 million and $0.84, respectively. These charges did not impact Adjusted Net Income.

The effective tax rates for continuing operations in Q4 2015 and Q4 2014 were 14% and 39%, respectively, and the effective tax rates for Adjusted Net Income in Q4 2015 and Q4 2014 were 40% and 39%, respectively.  The Q4 2015 effective rate for continuing operations was lower than the prior year primarily due to the non-deductible goodwill impairment charge.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2015, IAC had 83.0 million common and class B common shares outstanding.  As of January 29, 2016, the Company had 5.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of December 31, 2015, the Company had $1.5 billion in cash and cash equivalents and marketable securities, of which IAC had $1.4 billion and Match Group had $99.8 million.  Additionally, the Company had $1.8 billion in long-term debt, of which IAC had $555 million and Match Group had $1.2 billion ($40 million matures in the current year).  IAC has a $300 million revolving credit facility.  Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of December 31, 2015 and currently remain undrawn.

As of December 31, 2015, IAC’s ownership interest and voting interest in Match Group were 84.6% and 98.2%, respectively.

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OPERATING METRICS

	Q4 2015	Q4 2014	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$149.2	$134.4	11%
International (c)	77.6	68.2	14%
Total Direct Revenue(a)	$226.8	$202.6	12%
Indirect Revenue	14.7	9.8	49%
Total Dating Revenue	$241.5	$212.5	14%
Non-dating Revenue	26.1	26.5	-2%
Total Revenue	$267.6	$239.0	12%

Dating Average PMC (d) (in thousands)
North America (b)	2,916	2,429	20%
International (c)	1,697	1,127	51%
Total Dating Average PMC	4,613	3,556	30%

Dating ARPPU(e)
North America (b)	$0.56	$0.60	-8%
International (c)	$0.50	$0.66	-24%
Total Dating ARPPU	$0.53	$0.62	-14%

HomeAdvisor
Domestic Revenue (in millions)	$75.6	$50.1	51%
Domestic Service Requests (000s) (f)	2,308	1,491	55%
Domestic Paying Service Professionals (000s) (g)	102	70	46%

Publishing (in millions)
Revenue
Premium Brands (h)	$82.4	$72.5	14%
Ask & Other (i)	97.1	134.2	-28%
Total Revenue	$179.5	$206.7	-13%

Applications (in millions)
Revenue
Consumer (j)	$128.4	$120.6	6%
Partnerships (k)	50.8	73.5	-31%
Total Revenue	$179.2	$194.1	-8%

Video (in thousands)
Vimeo Ending Subscribers	676	566	19%

See notes on following page

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS NOTES

(a)         Direct Revenue is revenue that is directly received from an end user of our products.

(b)         North America includes Match, Chemistry, People Media, PlentyOfFish, OkCupid, Tinder and other dating businesses operating within the United States and Canada.

(c)          International includes Meetic, PlentyOfFish, Tinder and all dating businesses operating outside of the United States and Canada.

(d)         Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e)          ARPPU, or Average Revenue per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)            Fully completed and submitted customer service requests on HomeAdvisor.

(g)         The number of service professionals that had an active membership or paid for leads in the last month of the period.

(h)         Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.

(i)            Ask & Other revenue is principally composed of Ask.com, CityGrid and ASKfm.

(j)            Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile operations.

(k)          Partnerships revenue is composed of our business-to-business partnership operations.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	1/29/16	Dilution at:

Share Price			$51.94	$55.00	$60.00	$65.00	$70.00

Absolute Shares as of 1/29/16	83.1		83.1	83.1	83.1	83.1	83.1

RSUs and Other *	3.3		3.3	3.2	3.0	2.8	2.6
Options	7.3	$52.17	1.2	1.3	1.5	1.7	2.0

Total Dilution			4.5	4.5	4.5	4.5	4.6
% Dilution			5.1%	5.1%	5.1%	5.2%	5.3%
Total Diluted Shares Outstanding			87.5	87.5	87.5	87.6	87.7

* Assumes Match Group subsidiary denominated stock-based awards are settled with shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s fourth quarter 2015 results and management’s published remarks on Wednesday, February 3, 2016, at 8:45 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at, and management’s remarks have been posted on, www.iac.com/Investors.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue	$848,728	$830,754	$3,230,933	$3,109,547
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	214,084	233,712	778,161	860,204
Selling and marketing expense	315,274	279,832	1,345,576	1,147,409
General and administrative expense	147,364	131,637	525,629	443,610
Product development expense	47,220	42,163	185,766	160,515
Depreciation	15,512	16,948	62,205	61,156
Amortization of intangibles	100,648	16,090	139,952	57,926
Goodwill impairment	14,056	—	14,056	—
Total operating costs and expenses	854,158	720,382	3,051,345	2,730,820

Operating (loss) income	(5,430)	110,372	179,588	378,727

Equity in earnings (losses) of unconsolidated affiliates	850	(300)	772	(9,697)
Interest expense	(28,366)	(14,195)	(73,636)	(56,314)
Other (expense) income, net	(3,677)	16,023	36,149	(42,787)
(Loss) earnings from continuing operations before income taxes	(36,623)	111,900	142,873	269,929
Income tax benefit (provision)	5,206	(43,914)	(29,516)	(35,372)
(Loss) earnings from continuing operations	(31,417)	67,986	113,357	234,557
Earnings from discontinued operations, net of tax	28	625	17	174,673
Net (loss) earnings	(31,389)	68,611	113,374	409,230
Net (earnings) loss attributable to noncontrolling interests	(460)	1,561	6,098	5,643
Net (loss) earnings attributable to IAC shareholders	$(31,849)	$70,172	$119,472	$414,873

Per share information attributable to IAC shareholders:
Basic (loss) earnings per share from continuing operations	$(0.38)	$0.83	$1.44	$2.88
Diluted (loss) earnings per share from continuing operations	$(0.38)	$0.78	$1.33	$2.71

Basic (loss) earnings per share	$(0.38)	$0.84	$1.44	$4.98
Diluted (loss) earnings per share	$(0.38)	$0.78	$1.33	$4.68

Dividends declared per common share	$0.34	$0.34	$1.36	$1.16

Stock-based compensation expense by function:
Cost of revenue	$364	$45	$1,210	$949
Selling and marketing expense	2,902	516	10,186	2,144
General and administrative expense	26,478	14,109	82,798	49,862
Product development expense	3,837	1,467	11,256	6,679
Total stock-based compensation expense	$33,581	$16,137	$105,450	$59,634

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2015	2014
ASSETS

Cash and cash equivalents	$1,481,447	$990,405
Marketable securities	39,200	160,648
Accounts receivable, net	250,077	236,086
Other current assets	174,286	148,749
Total current assets	1,945,010	1,535,888

Property and equipment, net	302,817	302,459
Goodwill	2,245,364	1,754,926
Intangible assets, net	440,828	491,936
Long-term investments	137,386	114,983
Other non-current assets	138,545	56,693
TOTAL ASSETS	$5,209,950	$4,256,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$40,000	$—
Accounts payable, trade	86,883	81,163
Deferred revenue	258,412	194,988
Accrued expenses and other current liabilities	383,251	397,549
Total current liabilities	768,546	673,700

Long-term debt, net of current maturities	1,748,213	1,080,000
Income taxes payable	33,692	32,635
Deferred income taxes	348,773	391,790
Other long-term liabilities	64,510	45,191

Redeemable noncontrolling interests	30,391	40,427

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	254	252
Class B convertible common stock	16	16
Additional paid-in capital	11,486,315	11,415,617
Retained earnings	331,394	325,118
Accumulated other comprehensive loss	(152,103)	(87,700)
Treasury stock	(9,861,350)	(9,661,350)
Total IAC shareholders’ equity	1,804,526	1,991,953
Noncontrolling interests	411,299	1,189
Total shareholders’ equity	2,215,825	1,993,142
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,209,950	$4,256,885

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2015	2014

Cash flows from operating activities attributable to continuing operations:
Net earnings	$113,374	$409,230
Less: earnings from discontinued operations, net of tax	17	174,673
Earnings from continuing operations	113,357	234,557
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	105,450	59,634
Depreciation	62,205	61,156
Amortization of intangibles	139,952	57,926
Impairment of long-term investments	6,689	66,601
Goodwill impairment	14,056	—
Excess tax benefits from stock-based awards	(56,418)	(44,957)
Deferred income taxes	(59,786)	76,869
Equity in (earnings) losses of unconsolidated affiliates	(772)	9,697
Acquisition-related contingent consideration fair value adjustments	(15,461)	(13,367)
Gain on real estate transaction	(34,341)	—
Gains on sales of long-term investments, assets and a business	(1,005)	(21,946)
Other adjustments, net	26,496	20,789
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(29,680)	(19,918)
Other assets	(21,174)	(3,606)
Accounts payable and other current liabilities	8,989	5,206
Income taxes payable	24,167	(94,492)
Deferred revenue	66,914	30,142
Other changes in assets and liabilities, net	(233)	(243)
Net cash provided by operating activities attributable to continuing operations	349,405	424,048
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(617,402)	(259,391)
Capital expenditures	(62,049)	(57,233)
Proceeds from maturities and sales of marketable debt securities	218,462	21,644
Purchases of marketable debt securities	(93,134)	(175,826)
Proceeds from the sales of long-term investments, assets and a business	9,413	58,388
Purchases of long-term investments	(34,470)	(24,334)
Other, net	(3,541)	(3,042)
Net cash used in investing activities attributable to continuing operations	(582,721)	(439,794)
Cash flows from financing activities attributable to continuing operations:
Borrowings under term loan facility	788,000	—
Debt issuance costs	(19,050)	(383)
Fees and expenses related to note exchange	(6,954)	—
Principal payment on long-term debt	(80,000)	—
Proceeds from Match Group initial public offering, net of fees and expenses	428,789	—
Purchase of treasury stock	(200,000)	—
Dividends	(113,196)	(97,338)
Issuance of common stock, net of withholding taxes	(38,418)	1,609
Repurchase of stock-based awards	(23,431)	—
Excess tax benefits from stock-based awards	56,418	44,957
Purchase of noncontrolling interests	(32,207)	(33,165)
Acquisition-related contingent consideration payments	(5,750)	(8,109)
Funds returned from escrow for Meetic tender offer	—	12,354
Other, net	(19,393)	(905)
Net cash provided by (used in) financing activities attributable to continuing operations	734,808	(80,980)
Total cash provided by (used in) continuing operations	501,492	(96,726)
Total cash used in discontinued operations	(152)	(145)
Effect of exchange rate changes on cash and cash equivalents	(10,298)	(13,168)
Net increase (decrease) in cash and cash equivalents	491,042	(110,039)
Cash and cash equivalents at beginning of period	990,405	1,100,444
Cash and cash equivalents at end of period	$1,481,447	$990,405

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2015	2014
Net cash provided by operating activities attributable to continuing operations	$349.4	$424.0
Capital expenditures	(62.0)	(57.2)
Tax refunds related to sales of a business and an investment	(2.1)	(0.8)
Free Cash Flow	$285.3	$366.0

For the twelve months ended December 31, 2015, consolidated Free Cash Flow decreased $80.7 million due primarily to lower Adjusted EBITDA and higher income tax payments.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss) earnings attributable to IAC shareholders	$(31,849)	$70,172	$119,472	$414,873
Stock-based compensation expense	33,581	16,137	105,450	59,634
Amortization of intangibles	100,648	16,090	139,952	57,926
Acquisition-related contingent consideration fair value adjustments	2,445	414	(15,461)	(13,367)
Goodwill impairment	14,056	—	14,056	—
Gain on sale of VUE interests and related effects	—	—	—	(48,588)
Discontinued operations, net of tax	(28)	(625)	(17)	(174,673)
Impact of income taxes and noncontrolling interests	(54,186)	(12,500)	(95,448)	(69,336)
Adjusted Net Income	$64,667	$89,688	$268,004	$226,469

GAAP Basic weighted average shares outstanding	83,004	83,898	82,944	83,292
Options and RSUs, treasury method	—	5,564	5,323	5,266
GAAP Diluted weighted average shares outstanding	83,004	89,462	88,267	88,558
Options and RSUs, treasury method not included in diluted shares above	2,623	—	—	—
Impact of RSUs and other	607	426	(216)	351
Adjusted EPS weighted average shares outstanding	86,234	89,888	88,051	88,909

GAAP Diluted (loss) earnings per share	$(0.38)	$0.78	$1.33	$4.68

Adjusted EPS	$0.75	$1.00	$3.04	$2.55

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.  In addition, for Adjusted EPS purposes, Match Group subsidiary denominated stock-based awards are assumed to be settled with shares of Match Group common stock and weighted average shares have been adjusted accordingly.

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Operating income (loss)
Match Group	$99.3	$(19.1)	$(6.2)	$(6.0)	$(0.4)	$—	$67.6
HomeAdvisor	5.8	(0.4)	(1.8)	(0.8)	—	—	2.8
Publishing	22.7	—	(2.3)	(90.8)	—	—	(70.4)
Applications	41.7	—	(1.1)	(1.5)	(2.0)	—	37.1
Video	(1.4)	—	(0.4)	(0.4)	—	—	(2.2)
Other	7.4	—	(0.6)	(1.2)	—	(14.1)	(8.4)
Corporate	(14.7)	(14.1)	(3.1)	—	—	—	(31.9)
Total	$160.8	$(33.6)	$(15.5)	$(100.6)	$(2.4)	$(14.1)	$(5.4)

	For the three months ended December 31, 2014
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Match Group	$85.4	$(4.2)	$(8.4)	$(4.6)	$(0.7)	$67.5
HomeAdvisor	3.7	(0.4)	(2.0)	(1.4)	—	(0.2)
Publishing	41.8	—	(2.5)	(7.1)	—	32.2
Applications	47.7	—	(0.8)	(1.3)	(0.3)	45.2
Video	(10.9)	(0.2)	(0.2)	(0.5)	—	(11.7)
Other	6.7	—	(0.5)	(1.2)	0.6	5.6
Corporate	(14.4)	(11.3)	(2.6)	—	—	(28.2)
Total	$160.0	$(16.1)	$(16.9)	$(16.1)	$(0.4)	$110.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Operating income (loss)
Match Group	$278.7	$(50.1)	$(26.0)	$(20.1)	$11.1	$—	$193.6
HomeAdvisor	18.5	(1.6)	(6.6)	(3.8)	—	—	6.5
Publishing	87.8	—	(9.6)	(104.9)	—	—	(26.7)
Applications	184.3	—	(4.6)	(6.3)	1.8	—	175.1
Video	(38.4)	(0.4)	(1.1)	(1.6)	2.6	—	(38.8)
Other	10.6	—	(2.5)	(3.3)	—	(14.1)	(9.2)
Corporate	(55.7)	(53.4)	(11.9)	—	—	—	(120.9)
Total	$485.8	$(105.4)	$(62.2)	$(140.0)	$15.5	$(14.1)	$179.6

	For the twelve months ended December 31, 2014
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Match Group	$273.4	$(20.9)	$(25.5)	$(11.4)	$12.9	$228.6
HomeAdvisor	17.7	(0.6)	(6.5)	(9.6)	—	1.1
Publishing	151.0	—	(11.9)	(28.6)	—	110.5
Applications	186.2	—	(4.4)	(2.5)	(0.3)	179.0
Video	(39.9)	(0.6)	(0.9)	(2.1)	0.2	(43.3)
Other	13.1	—	(1.8)	(3.8)	0.6	8.1
Corporate	(57.4)	(37.6)	(10.1)	—	—	(105.1)
Total	$544.1	$(59.6)	$(61.2)	$(57.9)	$13.4	$378.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, (3) income or loss effects related to IAC’s former passive ownership in VUE, and (4) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA, and in addition, Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, including IAC’s interests in VUE, an internal restructuring and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, restricted stock units and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Income or loss effects related to IAC’s former passive ownership in VUE are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:45 a.m. Eastern Time on February 3, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability or our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of some of the world’s most recognized brands and products, such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio, which includes Match, OkCupid and Tinder.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider / Alexandra Caffrey

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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